Exhibit 99.1

Contacts

Media:
Louise Caudle
+919 462 4467
louise.caudle@rtp.ppdi.com

Analysts/Investors:
Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Announces Management Changes

WILMINGTON, N.C., (February 27, 2007) – PPD, Inc. (Nasdaq: PPDI) today announced that it has promoted Andy Strayer, Pharm.D., Sue Stansfield, Ph.D., Mark Roseman, D.Sc., and Randy Marchbanks, Pharm.D.

Dr. Strayer was promoted to senior vice president of clinical operations for the Americas and Asia. In this role, Dr. Strayer leads Phase II-IV clinical operations in North America, Latin America and Asia, as well as other operational groups within PPD. He joined PPD in 1996 as an associate director and has served in a variety of leadership roles, including executive director of antivirals/anti-infectives and executive director of clinical operations for the Pacific Rim, West Coast and Austin.

Dr. Stansfield was promoted to senior vice president of clinical operations and project management for Europe. In this role, she serves as the primary executive contact for clients for Phase II-IV studies conducted in Europe, the Middle East and Africa. Dr. Stansfield joined PPD in 2000 as vice president of clinical operations and project management and has played an important role in the growth of the company’s operations in these regions.

Dr. Roseman was promoted to vice president, clinical operations. He joined PPD in 1997 as director of critical care, and since 1998 has been responsible for managing Phase II-III clinical operations in the company’s Morrisville, N.C., office, including oversight of projects in the cardiovascular, respiratory, critical care and ophthalmic therapeutic areas. With this promotion, Dr. Roseman will assume additional leadership responsibilities for the antivirals/anti-infectives, general medicine and hematology/oncology therapeutic areas in the company’s Wilmington, N.C., office.

Dr. Marchbanks was promoted to vice president of business development for the Americas. In this role, Dr. Marchbanks is responsible for Phase II-IV business in the Americas and reports to Bill Richardson, senior vice president for business development. Since joining PPD in 1993, Dr. Marchbanks has held several management positions in the company’s clinical operations and served as vice president of commercial development prior to his promotion.

PPD also announced that Colin Shannon, its executive vice president of global clinical operations, and the company have agreed to not renew his employment agreement, which expires on August 15, 2007. At this time, the company is promptly transitioning Mr. Shannon’s duties to other members of senior management and he will conclude his day-to-day responsibilities.

“We congratulate these individuals on their promotions and look forward to working with them to advance our business,” Fred Eshelman, chief executive officer of PPD, said. “We also extend our sincere thanks to Colin Shannon for his many contributions to PPD over the years and wish him the best of luck with his future endeavors.”

PPD further announced that its board of directors has established an executive committee consisting of Stuart Bondurant, Fred Eshelman and Ernest Mario, chairman of the board. At his request, the executive committee will assist the chief executive officer with respect to the company’s affairs outside the United States. In addition, the executive committee will assist in recruiting a chief operating officer and a senior finance executive to support the company’s chief financial officer.

In announcing the formation of the executive committee, Eshelman said, “I am very pleased with the formation of this committee and look forward to receiving valuable support and advice from Drs. Mario and Bondurant on a variety of business, medical and scientific matters.”

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,100 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making those forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and government-sponsored research sector; competition within the outsourcing industry; continued success in sales growth; loss of or delay in large contracts; dependence on collaborative relationships; risks associated with the development and commercialization of drugs, including regulatory approvals; rapid technological advances that make our products and services less competitive; risks associated with acquisitions and investments, such as impairments; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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